EXHIBIT 99.1

ServisFirst Bancshares, Inc. Announces Two-for-One Stock Split

BIRMINGHAM, Ala., July 20, 2026 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc., (NYSE: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, today announced that its Board of Directors declared a two-for-one common stock split in the form of a stock dividend. The stock dividend will be payable August 20, 2026 to stockholders of record as of August 5, 2026. Holders of ServisFirst's common stock as of the record date will receive one additional share for every share held on the record date of August 5, 2026.

As a result of the stock split, the total number of shares of common stock outstanding will increase from approximately 54.7 million to approximately 109.3 million. The additional shares of common stock are expected to be distributed on or about August 20, 2026 by ServisFirst's transfer agent, Computershare, and begin trading on a post-split basis on or about August 21, 2026.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Alabama, Florida, Georgia, North and South Carolina, Tennessee, Texas and Virginia. Through the Bank, we originate commercial, consumer and other loans and accept deposits, provide electronic banking services, such as online and mobile banking, including remote deposit capture, deliver treasury and cash management services and provide correspondent banking services to other financial institutions. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

CONTACT: ServisFirst Bank
Davis Mange (205) 949-3420
DMange@servisfirstbank.com